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[LETTERHEAD OF BOYER & RITTER APPEARS HERE]

                                                                    EXHIBIT 23.2

Partners
R&A Bender Property, Ltd.
Chambersburg, Pennsylvania



We hereby consent to the use of our audit report dated December 27, 1996, relating to the 1995 and 1994 financial statements of R & A Bender Property, Ltd., and to our compilation reports dated January 24, 1997, relating to the financial statements of R & A Bender Property, Ltd., as of September 30, 1996, and June 30, 1996, and for the three months and nine months ended September 30, 1996, and for the year ended June 30, 1996, all of which are contained in the current report on Form 8-K/A of Eastern Environmental Services, Inc. dated December 10, 1996.


                                       /s/ BOYER & RITTER




Chambersburg, Pennsylvania
February 5, 1997